[LETTERHEAD OF CBS CORPORATION]

June 12, 2015

Via EDGAR

Kathryn Jacobson
Senior Staff Accountant
Division of Corporate Finance
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re:    SEC Comment Letter dated May 28, 2015
CBS Corporation
Form 10-K for the Fiscal Year Ended December 31, 2014
Filed February 13, 2015
Form 10-Q for the Fiscal Quarter Ended March 31, 2015
Filed May 7, 2015
File No. 1-09553

Dear Ms. Jacobson:

By this letter, I am confirming our conversation today pursuant to which we agreed that CBS Corporation will have until June 22, 2015 to respond to the above-referenced comment letter received from the staff of the Securities and Exchange Commission.

If you have any questions concerning the foregoing, please do not hesitate to contact me at 212-975-7781.

Very truly yours,

/s/ Lawrence Liding
Lawrence Liding
Executive Vice President, Controller and Chief Accounting Officer

cc:    Joseph R. Ianniello, Chief Operating Officer
Lawrence P. Tu, Senior Executive Vice President and Chief Legal Officer